Exhibit 99.1

CCG Investor Relations
Crocker Coulson, President
Tel:   +1-646-213-1915
Email: crocker.coulson@ccgir.com

Orient Paper, Inc.
Winston Yen, CFO
Phone: +1-562-818-3817
Email: info@orientpaperinc.com
For Immediate Release

Orient Paper Announces Unaudited Preliminary Results for Second Quarter Fiscal Year 2011

BAODING, Hebei, China – July 28, 2011, Orient Paper, Inc. (AMEX: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in northern China, today announced unaudited preliminary results for the three months ended June 30, 2011. The Company will release full financial results and file its Form 10-Q on or before August 9, 2011 and will hold an earnings conference call to discuss its results.

For the three months ended June 30, 2011, Orient Paper is expecting to report total unaudited revenue increased 8.6% to approximately $41.5 million from $38.3 million in the second quarter of 2010. During the quarter, the Company noted strong revenue growth from its medium grade offset printing paper sales as a result of increase in average selling prices and a regional shortage in paper products supply. The Company experienced lower tonnage sales of corrugating medium paper compared to one year ago period due to (1) the disposal of one of its corrugating medium paper production lines in June 2010, (2) temporary disruptions by the construction activities of the new production line, and (3) production adjustment to meet a more stringent waste water discharge standard imposed by the government. The effect of the lower quantities sold was partly offset by increase in average selling prices of over 26% compared to one year ago period. The Company is expecting unaudited net income to be approximately $5.9 million, or $0.32 per diluted share, up 9.5% from $5.4 million, or $0.30 per diluted share, for the same period last year.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, stated, "Regional demand for corrugating medium paper and medium-grade offset printing paper continued to grow in the second quarter of 2011 resulting in average selling price increases of over 26% and 9%, respectively, compared to the year ago period. Our digital photo paper products experienced nearly 100% year-over-year growth in sales driven by our market-competitive pricing strategy and marketing efforts."

Mr. Liu, added, "With the additional 360,000 metric tons of annual production capacity expected to come online soon, we believe we are well-positioned to benefit from the government mandated closure of paper capacity in 2011. We look forward to starting the testing procedures of our new corrugating medium paper line in August and beginning trial production in September."

The Company revises its 2011 guidance with projected revenue for fiscal year 2011 to be between $163 million and $180 million, gross profit of between $33 million and $37 million, net income of between $21 million and $23 million, and basic and diluted earnings per share of between $1.16 and $1.28.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, any projections of the Company's second quarter and fiscal year FY 2011 financials, earnings, revenue, margins or other financial items; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugating medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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